U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of earliest event reported): March 10, 2003


                          London Pacific Group Limited
             (Exact Name of Registrant as Specified in its Articles)
                             ----------------------

                                    0-21874
                            (Commission File Number)

   Jersey (Channel Islands) U.K.                       Not applicable
   (State or Other Jurisdiction             (I.R.S. Employer Identification No.)
        of Incorporation)

                                  Minden House
                                 6 Minden Place
                                   St. Helier
                                     Jersey
                                 Channel Islands
                                    JE2 4WQ
                            Tel: 011 44 1534 607700
             (Address and telephone of Principal Executive Offices)

                                       N/A
             (Former Name or Address, if Changed Since Last Report)

Item 5.  Other Events
         ------------

The Registrant today announced the following:


                       FOR IMMEDIATE RELEASE 10 MARCH 2003

                          LONDON PACIFIC GROUP LIMITED
                           (London: LPG, OTCBB: LDPGY)

Berkeley (USA) Holdings Limited, a wholly-owned subsidiary of London Pacific Group Limited (LPGL), has entered into a definitive agreement to sell the Group's primary asset management subsidiary, Berkeley Capital Management (BCM), in a transaction led by Putnam Lovell NBF Private Equity.

BCM, the Group's U.S.-based investment manager, currently manages approximately $1.1 billion of assets, primarily for clients of large U.S. wrap program sponsors. It also subadvises on the management of certain assets of two other Group companies, London Pacific Advisors and London Pacific Assurance Limited.

Pursuant to the definitive agreement, a newly formed company, which will be majority-owned by funds under the management of Putnam Lovell NBF Private Equity, will acquire the operating assets and business of BCM. The entire BCM team will move to the new company.

The net assets being sold have a book value of approximately $1.6 million, and the pre-tax profit attributable to these net assets, for the nine months ended 30 September 2002, was $307,000.

The purchase price consists of $7.75 million in cash to be paid at closing, which it is estimated will occur by May 15, 2003 (or the earlier date upon which sufficient client consents are received, as detailed below). A further $1.0 million cash installment will be paid on 31 December 2003. In addition, up to $1.25 million of cash earnout payments will be paid by the buyer ratably over the four quarters of 2004 based upon the revenues received in 2003 from a new product planned for launch by BCM in 2003. The sale is binding on both companies and is subject to regulatory approvals and other conditions.

Under U.S regulatory requirements, BCM must conduct a client consent solicitation process, seeking confirmation from each client that they intend to remain as clients after the sale. Following completion of this process, the cash payment of $7.75 million due on closing may be adjusted according to certain financial ratios provided for in the definitive agreement. If these financial ratios fall below certain negotiated levels set forth in the definitive agreement, the parties may renegotiate the terms or either party may terminate the transaction.

The Group's bank has a first security interest in BCM, and, in accordance with the terms of the Group's bank facility, all of the net proceeds from the sale will be used to reduce the Group's liabilities thereunder. The current outstanding amount under the facility, including $10.6 million in guarantees provided on behalf of certain former investee companies, is approximately $15.4 million. Contact:

Ian Whitehead, Chief Financial Officer
London Pacific Group Limited                                      01534 607700


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      LONDON PACIFIC GROUP LIMITED
                                      (Registrant)

Date: March 10, 2003                  By:    /s/  Ian K. Whitehead

                                             Ian K. Whitehead,
                                             Chief Financial Officer